Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended, of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Fresh Del Monte Produce Inc. included in its Annual Report (Form 20-F) for the year ended December 28, 2007 and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Miami, Florida

October 28, 2008

A member firm of Ernst & Young Global Limited